Exhibit 99.1

Contacts:	Mexico Media	U.S. Media	Investors
	Gabriel Guerra	C. Doniele Kane	William H. Galligan
	52-55-5208-0860	001-816-983-1372	001-816-983-1551
	gguerra@gcya.net	doniele.c.kane@kcsr.com	william.h.galligan@kcsr.com
TFM Announces Appointment of Francisco Cuevas Feliu as Chief Financial Officer
Mexico City, September 1, 2005 – TFM, S.A. de C.V. (TFM) announced today the appointment of Jose Francisco Cuevas Feliu as chief financial officer of TFM. Cuevas will replace Paul J. Weyandt who served as acting chief financial officer since April 1, 2005.
TFM and Kansas City Southern (KCS) (NYSE: KSU) thank Paul Weyandt for his valuable service. Mr. Weyandt ´s contribution was vital during the transition phase that started when KCS assumed control of TFM on April 1, 2005. Weyandt will continue in his position as senior vice president finance and treasurer at KCS.
Javier Rion, chief executive officer of TFM said “It is a pleasure to welcome Francisco Cuevas to the TFM team. He is a distinguished Mexican executive with 25 years of experience in the financial sector and will be an integral part of our ambitious business plans. The recruitment of Francisco into the TFM management structure clearly demonstrates our commitment to having a world-class Mexican leadership team that will continue to consolidate TFM as one of the most important railroads in North America.”
During his long and distinguished professional career, Francisco Cuevas has worked in renowned accounting firms and consultancies. He joins TFM after serving as chief financial officer in Mexico ´s most important airline, Aeromexico. He has also held senior positions in Cintra, Aerovias de Mexico, Aeroexpress and Industrial Peñoles.
Cuevas holds a bachelor of arts in Accounting from La Salle University and has postgraduate studies in business administration from the Panamerican Institute of Higher Business Leadership (IPADE).
Created in 1997, TFM is a leading Mexican railroad transportation company that serves the major industrial centers in Northeast and Central Mexico, as well as the ports of Lazaro Cardenas, Tampico/Altamira and Veracruz.
TFM is a subsidiary of KCS, a transportation holding company that has railroad investments in Mexico, the United States and Panama. In addition to TFM, KCS’ primary holdings include The Kansas City Southern Railway Company and The Texas Mexican Railway Company. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
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